Exhibit 99.1

Albireo Prices $45.1 Million Public Offering of Common Stock

BOSTON, May 24, 2017 (GLOBE NEWSWIRE) — Albireo Pharma, Inc. (NASDAQ: ALBO), a clinical-stage orphan pediatric liver disease company developing novel bile acid modulators, announced today the pricing of its previously announced underwritten public offering of 2,200,000 shares of its common stock at a price to the public of $20.50 per share. Albireo’s gross proceeds from this offering are expected to be approximately $45.1 million, before deducting underwriting discounts and commissions and estimated offering expenses. In addition, Albireo has granted the underwriters a 30-day option to purchase up to an additional 330,000 shares of common stock on the same terms and conditions. All of the shares in the offering are being sold by Albireo. The offering is expected to close on or about May 30, 2017, subject to customary closing conditions.

Cowen and William Blair are acting as joint book-running managers and representatives of the underwriters for the offering. Needham & Company and Wedbush PacGrow are acting as co-managers.

The offering will be made only by means of a written prospectus and related prospectus supplement forming part of a shelf registration statement on Form S-3 that was previously filed with the Securities and Exchange Commission (SEC) on December 22, 2016 and declared effective by the SEC on January 10, 2017. The preliminary prospectus supplement and accompanying prospectus relating to and describing the terms of the offering were filed with the SEC on May 23, 2017. The final prospectus supplement and accompanying prospectus will be filed with the SEC and will be available at the SEC’s website located at www.sec.gov, copies of which may be obtained, when available, from Cowen and Company, LLC, c/o Broadridge Financial Services, 1155 Long Island Avenue, Edgewood, NY 11717, Attn: Prospectus Department, or by telephone at 631-274-2806, and from William Blair & Company, L.L.C., Attention: Prospectus Department, 222 West Adams Street, Chicago, IL 60606, or by telephone at 1-800-621-0687 or email at prospectus@williamblair.com.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or other jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

About Albireo

Albireo is a clinical-stage biopharmaceutical company focused through its operating subsidiary on the development of novel bile acid modulators to treat orphan pediatric liver diseases and other liver and gastrointestinal diseases and disorders. Albireo’s clinical pipeline includes two Phase 3 product candidates and one Phase 2 product candidate. Albireo was spun out from AstraZeneca in 2008.

Albireo Pharma is located in Boston, Massachusetts, and its key operating subsidiary, Albireo AB, is located in Gothenburg, Sweden.

Source: Albireo Pharma, Inc.

Investor Contact:

Hans Vitzthum

LifeSci Advisors, LLC.

212-915-2568

Media Contact:

Heather Anderson

6 Degrees

980-938-0260

handerson@6degreespr.com